Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports 2012 Second-Quarter Financial Results; Updates Shareholders on Launch of Jakafi® (ruxolitinib) and Lead Clinical Programs

•                  $35.1 million of Jakafi shipped to specialty pharmacies during the second quarter; $29.7 million in second-quarter net product revenue based on the sell-through revenue recognition method*

•                  Use of Jakafi to treat patients with intermediate or high-risk myelofibrosis further supported by multiple clinical presentations

•                  Positive Phase IIb results of oral JAK1 and JAK2 inhibitor, baricitinib, in patients with active rheumatoid arthritis presented at EULAR

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE — Aug. 2, 2012 — Incyte Corporation (Nasdaq: INCY) today reported second-quarter 2012 financial results, including revenue from its first commercial product, Jakafi® (ruxolitinib), which was approved by the US Food & Drug Administration (FDA) for the treatment of patients with intermediate or high-risk myelofibrosis (MF) in November 2011. The Company also provided updated information about several of its lead clinical programs, including data about Jakafi and baricitinib (LY3009104), presented at key medical meetings.

“The launch of Jakafi is going well. Interest in using this new therapy among hematologists and oncologists continues to grow as evidenced by shipments of Jakafi during the second quarter. We continue to believe that growth will be steady as physicians gradually expand use to those appropriate patients who are less severely ill. At this point in the launch, we’re now able to provide revenue guidance for 2012 net product sales in the range of $120 to $135 million,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer.

2012 Net Product Revenue Guidance

The Company anticipates that revenues from Jakafi net product sales will be in the range of $120 million to $135 million in 2012. This net product revenue guidance assumes the Company adopts the sell-in method for revenue recognition in the third or fourth quarter of 2012.

Therefore, this guidance includes the recognition of net product deferred revenue as of the time of adoption of the sell-in method. As of June 30, 2012, net product deferred revenue was $9.0 million.

* Under the sell-through method, revenue is recognized when the specialty pharmacy sends product to the patient whereas under the sell-in method, revenue is recognized when product is received by the specialty pharmacy.

2012 Second-Quarter Financial Results

Product Revenues

For the quarter and six months ended June 30, 2012, the Company shipped $35.1 million and $60.3 million, respectively, of Jakafi to its specialty pharmacies.

The Company currently uses the sell-through method for product revenue recognition, which means revenue from shipments to specialty pharmacies is deferred until the specialty pharmacy sends product to the patient. For the quarter ended June 30, 2012, $35.1 million of product was shipped, and $31.9 million of product was sent to patients and recognized as gross revenue. The gross to net adjustment for this revenue was approximately $2.2 million, resulting in net product revenue of $29.7 million for the quarter ended June 30, 2012. Gross product deferred revenue increased by $3.2 million during the second quarter.

For the six months ended June 30, 2012, $60.3 million of product was shipped, and $53.1 million of product was sent to patients and recognized as gross revenue. The gross to net adjustment for this revenue was approximately $4.1 million, resulting in net product revenue of $49.0 million for the six months ended June 30, 2012. Gross product deferred revenue increased by $7.2 million during the six months ended June 30, 2012.

The Company’s net product deferred revenue as of June 30, 2012, was $9.0 million.

Total Revenues

Total revenues for the quarter and six months ended June 30, 2012, were $86.5 million and $122.7 million, as compared to $16.8 million and $48.8 million for the same periods in 2011.  Included in total revenues for the quarter and six months ended June 30, 2012, were net product revenues of $29.7 million and $49.0 million, respectively. Also included in total revenues for the quarter and six months ended June 30, 2012, was a $40 million milestone payment received from Lilly for baricitinib (LY3009104). Total revenues for the six months ended June 30, 2011, included a $15 million milestone payment received from Novartis for INCB28060.

Net Income (Loss)

Net income for the quarter ended June 30, 2012, was $4.0 million, or $0.03 per basic and diluted share, as compared to a net loss of $51.9 million, or $0.41 per basic and diluted share,

for the same period in 2011. Net loss for the six months ended June 30, 2012, was $41.4 million, or $0.32 per basic and diluted share, as compared to a net loss of $78.4 million, or $0.63 per basic and diluted share, for the same period in 2011. Included in net income for the quarter and net loss for the six months ended June 30, 2012, was a $40 million milestone payment received from Lilly for baricitinib (LY3009104). Included in net loss for the six months ended June 30, 2011, was a $15 million milestone payment received from Novartis for INCB28060.

Also included in net income for the quarter and net loss for the six months ended June 30, 2012, were $9.9 million and $19.8 million, respectively, of non-cash expenses related to the impact of expensing employee stock options, compared to $7.2 million and $14.1 million included in net loss for the same periods in 2011.

Operating Expenses

Research and development expenses for the quarter and six months ended June 30, 2012, were $51.6 million and $100.5 million, respectively, as compared to $46.0 million and $82.3 million, respectively, for the same periods in 2011. Included in research and development expenses for the quarter and six months ended June 30, 2012, were non-cash expenses of $6.5 million and $13.2 million, respectively, related to the impact of expensing employee stock options, as compared to $4.8 million and $9.2 million, respectively, for the same periods in 2011.

The increases in research and development expenses for the quarter and six months ended June 30, 2012, compared to the prior year period were primarily a result of increased clinical development costs related to the advancement of the Company’s pipeline and increased non-cash employee stock option expense. The Company expects its research and development expenses to vary from period to period, mainly due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter and six months ended June 30, 2012, were $19.7 million and $41.1 million, respectively, as compared to $11.9 million and $22.7 million for the same periods in 2011. Included in selling, general and administrative expenses for the quarter and six months ended June 30, 2012, were non-cash expenses of $3.4 million and $6.6 million, respectively, related to the impact of expensing employee stock options, as compared to $2.4 million and $4.9 million, respectively, for the same periods in 2011.

Increased selling, general and administrative expenses for the quarter and six months ended June 30, 2012, compared to the prior year periods reflected the additional costs related to the Company’s sales force and the commercialization efforts for the launch of Jakafi.

Interest Expense

Interest expense for the quarter and six months ended June 30, 2012, were $11.4 million and $22.7 million, respectively, as compared to $10.9 million and $21.6 million, respectively, for the comparable periods in 2011. Included in interest expense for the quarter and six months ended June 30, 2012, were $6.7 million and $13.2 million, respectively, of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes due 2015, as compared to $6.1 million and $12.1 million, respectively, for the same periods in 2011.

Cash Position

As of June 30, 2012, cash, cash equivalents and marketable securities totaled $261.8 million compared to $277.6 million as of December 31, 2011. These amounts exclude $9.5 million and $19.0 million, respectively, at June 30, 2012, and December 31, 2011, of restricted cash and investments held in an escrow account reserved for interest payments through October 2012 on the 4.75% Convertible Senior Notes.

Recent Clinical Highlights

Jakafi® (ruxolitinib) - a JAK1 and JAK2 Inhibitor

•                  The use of Jakafi to treat patients with intermediate or high-risk myelofibrosis (MF) is further supported by presentations at the 2012 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago and the 17th Congress of the European Hematology Association (EHA) in Amsterdam.

•                  Interim results from an ongoing Phase II study of ruxolitinib in MF patients with baseline platelet counts between 50 X 109/L and 100 X 109/L support use in these patients.

•                  An analysis of COMFORT-I data to evaluate the return of symptoms and assess adverse events upon interruption or discontinuation of treatment with Jakafi demonstrates that discontinuation of Jakafi does not lead to a withdrawal syndrome.

•                  Two clinical trials, in partnership with Novartis, are underway to evaluate ruxolitinib in patients with advanced polycythemia vera (PV) with results expected to be part of a supplemental new drug application (sNDA) submission in 2014.

•                  A global Phase III trial (known as the RESPONSE trial) evaluating ruxolitinib versus best available therapy in patients with advanced polycythemia vera who are resistant to or intolerant of hydroxyurea continues to enroll patients and is targeted to complete recruitment in the second half of 2012.

•                  A randomized Phase III trial (known as the RELIEF trial) comparing disease-related symptoms in patients with polycythemia vera treated with ruxolitinib versus those treated with hydroxyurea is now enrolling patients. This trial is designed to support potential labeling claims on symptomatic benefit.

•                  A randomized Phase II trial of ruxolitinib in combination with capecitabine is actively recruiting patients with recurrent or treatment refractory metastatic pancreatic cancer (the RECAP trial). The RECAP trial is designed to enroll approximately 130 patients with results expected in the second half of 2013.

•                  Multiple investigator-sponsored trials evaluating ruxolitinib are ongoing, including two Phase I/II trials in adults with advanced hematologic malignancies (acute myeloid leukemia, acute lymphocytic leukemia, myelodysplastic syndrome and chronic myelogenous leukemia) and relapsed or refractory acute leukemia; a Phase I/II trial in children with hematologic malignancies and solid tumors; and a Phase II trial in patients with lymphoma. In addition, the first of several planned investigator-sponsored Phase II trials to evaluate ruxolitinib in treating patients with breast cancer was recently initiated.

Baricitinib, formerly known as LY3009104 (INCB28050) - a JAK1 and JAK2 Inhibitor

•                  The six-month Phase IIb trial of baricitinib in patients with rheumatoid arthritis, conducted by our collaboration partner Eli Lilly and Company, is complete, and three-month data were presented as a late-breaking oral presentation at the European League Against Rheumatism’s (EULAR) Annual European Congress of Rheumatology in Berlin.

•                  The trial achieved its primary endpoint by demonstrating a statistically significant difference in the American College of Rheumatology 20 (ACR20) response of the combined 4 mg and 8 mg baricitinib groups (76 percent) compared to placebo (41 percent) after 12 weeks of treatment (p<0.001).

•                  Statistically significant improvement was observed after two weeks of treatment, the first assessment point, and was sustained through week 12.

•                  The frequency of adverse events, serious adverse events and discontinuation was similar to placebo.

•                  The six-month data from the Phase IIb trial are expected to be presented later in 2012.

•                  Plans for the Phase III program of baricitinib in patients with rheumatoid arthritis are underway with trials expected to begin in the second half of 2012.

•                  A Phase IIb trial in patients with moderate to severe psoriasis, conducted by Lilly, is ongoing with primary endpoint results expected in 2013.

INCB28060 (also known as INC280) — a c-MET Inhibitor

•                  The initial Phase I trial in patients with solid tumors, which will identify a pharmacologically active dose, is nearing completion. This compound is licensed to

Novartis as part of the Incyte-Novartis collaboration, and further development will be conducted by Novartis.

INCB24360 — an Indoleamine Dioxygenase-1 (IDO1) Inhibitor

•                  Preliminary results from the Phase I clinical trial were presented at the 2012 ASCO Annual Meeting in Chicago.

•                  Because IDO1 expression in human tumors is associated with poor prognosis, IDO1 inhibition may provide a new approach to increase survival in patients with a variety of solid tumors.

•                  Data from this first Phase I trial demonstrate that INCB024360 achieves greater than 90 percent IDO1 inhibition at generally well-tolerated doses.

•                  A Phase II trial in combination with ipilimumab in patients with metastatic melanoma was recently initiated, and a second Phase II trial as monotherapy in patients with ovarian cancer is expected to begin later this year.

Early-Stage Development and Discovery Programs

•                  Several early development and discovery programs in oncology and inflammation are also underway.

Conference Call Information

Incyte will hold its second-quarter 2012 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the conference identification number, 397266.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number, 278, and the identification number, 397266.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations — Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs for oncology and inflammation.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Important Safety Information — Jakafi

Treatment with Jakafi can cause hematologic adverse reactions, including thrombocytopenia, anemia and neutropenia, which are each dose-related effects, with the most frequent being thrombocytopenia and anemia. A complete blood count must be performed before initiating therapy with Jakafi. Complete blood counts should be monitored as clinically indicated and dosing adjusted as required. The three most frequent non-hematologic adverse reactions were bruising, dizziness and headache. Patients with platelet counts less than 200 X 109/L at the start of therapy are more likely to develop thrombocytopenia during treatment. Thrombocytopenia was generally reversible and was usually managed by reducing the dose or temporarily withholding Jakafi. If clinically indicated, platelet transfusions may be administered. Patients developing anemia may require blood transfusions. Dose modifications of Jakafi for patients developing anemia may also be considered. Neutropenia (ANC <0.5 X 109/L) was generally reversible and was managed by temporarily withholding Jakafi. Patients should be assessed for the risk of developing serious bacterial, mycobacterial, fungal and viral infections. Active serious infections should have resolved before starting Jakafi. Physicians should carefully observe patients receiving Jakafi for signs and symptoms of infection (including herpes zoster) and initiate appropriate treatment promptly. A dose modification is recommended when administering Jakafi with strong CYP3A4 inhibitors or in patients with renal or hepatic impairment [see Dosage and Administration in the Full Prescribing Information]. Patients should be closely monitored and the dose titrated based on safety and efficacy. There are no adequate and well-controlled studies of Jakafi in pregnant women. Use of Jakafi during pregnancy is not recommended and should only be used if the potential benefit justifies the potential risk to the fetus. Women taking Jakafi should not breast-feed. Discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

For Full Prescribing Information for Jakafi, visit www.Jakafi.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements regarding our plans and expectations with respect to Jakafi (ruxolitinib), including the potential efficacy and therapeutic and commercial value of Jakafi, our expectation that the RESPONSE trial will complete recruitment in the second half of 2012 and that results from the RESPONSE and RELIEF trials are expected to be part of a sNDA submission in 2014, our expectation that the RECAP trial will enroll approximately 130 patients and results being expected in the second half of 2013, our expectation that the six-month data from the six-month Phase IIb trial conducted by our collaboration partner Eli Lilly and Company evaluating baricitinib in patients with rheumatoid arthritis will be presented later in 2012, that the Phase III program will begin in the second half of 2012 and primary endpoint results being expected in 2013 from the Phase IIb trial in patients with moderate to severe psoriasis, our expectation that the initial Phase I trial evaluating INCB28060 is nearing completion, our expectation to begin a Phase II trial with INCB24360 in patients with ovarian cancer later this year, our expectation to transition from the sell-through method to the sell-in method to recognize revenue, and financial guidance about expected revenues, contain predictions, estimates and other forward-looking statements.

These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to the efficacy or safety of Jakafi, the acceptance of Jakafi in the marketplace, risks related to market competition, the results of further research and development, risks and uncertainties associated with sales, marketing and distribution requirements, risks that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards, the ability to enroll sufficient numbers of subjects in clinical trials, other market or economic factors and technological advances, unanticipated delays, the ability of Incyte to compete against parties with greater financial or other resources, risks associated with Incyte’s dependence on its relationships with its collaboration partners, and other risks detailed from time to time in Incyte’s reports filed with the Securities and Exchange Commission, including our Form 10-Q for the quarter ended March 31, 2012.

Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product revenues, net	$29,727	$—	$49,006	$—
Contract revenues	56,737	16,737	73,474	48,475
License and royalty revenues	78	74	242	309

Total revenues	86,542	16,811	122,722	48,784

Costs and expenses:
Cost of product revenues	16	—	27	—
Research and development	51,588	46,047	100,548	82,329
Selling, general and administrative	19,719	11,858	41,115	22,683
Other expenses	—	20	—	712

Total costs and expenses	71,323	57,925	141,690	105,724

Income (loss) from operations	15,219	(41,114)	(18,968)	(56,940)
Interest and other income, net	315	132	366	204
Interest expense	(11,430)	(10,888)	(22,720)	(21,647)

Income (loss) before income taxes	4,104	(51,870)	(41,322)	(78,383)

Provision for income taxes	67	—	67	—

Net income (loss)	$4,037	$(51,870)	$(41,389)	$(78,383)

Net income (loss) per share

Basic	$0.03	$(0.41)	$(0.32)	$(0.63)
Diluted	$0.03	$(0.41)	$(0.32)	$(0.63)

Shares used in computing basic and diluted net income (loss) per share

Basic	129,224	125,330	128,214	124,399
Diluted	137,969	125,330	128,214	124,399

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2012	December 31, 2011

Cash, cash equivalents, and short-term marketable securities	$261,807	$277,594
Accounts receivable, net	13,841	6,415
Deferred revenue — Product revenues	8,993	2,332
Total assets	311,971	328,962
Convertible senior notes	309,844	298,193
Convertible subordinated notes	18,466	17,960
Total stockholders’ deficit	(217,188)	(227,077)

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